Exhibit 99.1

Axiall Files Preliminary Proxy Materials

Highlights Ongoing Initiatives to Drive Stockholder Value Creation

Committed to Enhancing Value for Axiall Stockholders

ATLANTA – April 7, 2016 – Axiall Corporation (“Axiall” or the “Company”, NYSE: AXLL) today announced that it has filed preliminary proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s 2016 annual meeting of stockholders, which it expects to schedule shortly.

In its proxy materials, Axiall highlights significant accomplishments and ongoing initiatives that Axiall’s Board and management team have implemented to strengthen, position and transform Axiall’s businesses for growth and increased profitability. These accomplishments include:

•	Completed a top management transition, with Timothy Mann, Jr., as Chief Executive Officer and President, leading a new executive team;

•	Initiated a plan to improve productivity and reduce costs by approximately $100 million by the end of 2016 and, by February 2016, had taken actions expected to achieve 80 percent of this objective;

•	Renegotiated the terms of the Company’s arrangement with Lotte Chemical USA Corporation (“Lotte”) to construct and operate a new state-of-the-art 1.0 million metric tons per annum ethane cracker (ethylene manufacturing plant) and announced a final investment decision to construct and operate that plant;

•	Sold the Company’s former Aromatics business in September 2015, including its production facility in Pasadena, Texas;

•	Initiated a strategic review of its Building Products business, which is expected to include a sale of that business that the Company believes could generate up to an aggregate of $600 to $700 million of after-tax net proceeds;

•	Sold its La Porte, Texas chemical manufacturing facility in April 2015; and

•	Paid a total of approximately $46 million in cash dividends to Axiall stockholders.

Axiall’s preliminary proxy statement notes that its Board members and management team are keenly focused on creating long-term stockholder value and remain open to all options to achieve that objective. The Board has not at this time determined to pursue any strategic alternative other than the previously announced process to sell the Company’s Building Products business. However, the Axiall Board has authorized management, with the assistance of the Company’s independent financial and legal advisors, to conduct discussions regarding potential strategic transactions with third parties, including Westlake, that Axiall believes may be interested in considering a potential strategic investment in or other transaction involving Axiall. In this regard, Axiall has furnished substantial information to, and held discussions with, Westlake and other parties regarding its business and prospects, as well as synergies that could be available in a combination involving Axiall. There can be no assurance that any transaction will result from any of these discussions.

On March 29, 2016, Westlake Chemical Corporation made a revised proposal to acquire the Company for $23.12 per share, in the form of $14 per share in cash and 0.1967 shares of Westlake common stock, based on the closing price of Westlake’s common stock on that date. Axiall’s Board has rejected the revised proposal and determined that it believes it does not fairly reflect the high quality of the Company’s assets, the significant growth potential of the Company’s business and the powerful synergies that the Company believes would be available in a combination of the Company and Westlake. On April 3, 2016, Westlake notified Axiall that it has terminated discussions concerning a possible transaction. The Axiall Board is not opposed to a strategic transaction with Westlake or another party that delivers full and fair value to Axiall stockholders. The Axiall Board also remains willing to continue to share information and have further discussions with Westlake.

The Axiall Board remains committed to acting in the best interests of all Axiall stockholders, including pursuing a transaction involving the sale of Axiall at a price that fairly compensates stockholders for the high quality of Axiall’s assets, the growth potential of its business and the powerful synergies available in a combination.

The discussions between Axiall and Westlake were conducted pursuant to a confidentiality agreement that includes standstill provisions that permit Westlake to make proposals to acquire Axiall and pursue nominations to Axiall’s Board of Directors at its 2016 Annual Meeting of Stockholders, but prohibit Westlake from making a tender or exchange offer to Axiall stockholders or buying additional Axiall stock before September 15, 2016 (or earlier in certain events).

Morgan Stanley & Co. LLC and Barclays are acting as financial advisors to Axiall and Jones Day and Weil, Gotshal & Manges LLP are acting as legal counsel.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

Additional Information

In connection with the 2016 Annual Meeting, Axiall has filed a preliminary proxy statement and other documents regarding the 2016 Annual Meeting with the Securities and Exchange Commission (“SEC”) and will mail the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the 2016 Annual Meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to stockholders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2016 annual meeting of stockholders. Information concerning the Company’s participants is set forth in its proxy statement, dated April 7, 2016, for its 2016 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2016 annual meeting of stockholders and other relevant materials will be filed with the SEC when they become available.

Forward-Looking Statements Disclaimer

This news release contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward-looking statements relate to, among other things, the Company’s anticipated financial performance, prospects, the Company’s plans and objectives for future operations and statements relating to the solicitation of proxies of the Company’s stockholders in connection with the Company’s 2016 annual meeting of stockholders. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of the Company’s long-term business strategy as a stand-alone public company, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, uncertainties regarding future actions that may be taken by Westlake in furtherance of its unsolicited acquisition proposal or its nomination of director candidates for election at Axiall’s 2016 Annual Meeting, potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers, the results of the Company’s process to sell its Building Products business and the proceeds, if any, realized therefrom, the Company’s ability to successfully implement its strategy to create sustainable, long-term stockholder value, the Company’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings), future prices for the Company’s products, industry capacity levels for the Company’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate the Company’s businesses or manufacture its products, the Company’s ability to generate sufficient cash flows from its business, future economic conditions in the specific industries to which the Company’s products are sold, global economic conditions, competition within the Company’s industry, complications resulting from the Company’s multiple enterprise resource planning (“ERP”) systems and the implementation of its new ERP systems, the failure to adequately protect our data and technology systems, costs resulting from complications or delays relating to the Company’s arrangements with Lotte Chemical USA Corporation related to the ethane cracker (ethylene manufacturing plant) being constructed in Lake Charles, Louisiana, the Company’s failure to realize the benefits of, and/or disruptions resulting from, any asset dispositions, asset acquisitions, joint ventures, business combinations or other transactions, and other factors discussed in the Securities and Exchange Commission filings of Axiall from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q. The risks and uncertainties above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

Contacts

Axiall Corporation

Investor Relations

Martin Jarosick, 1-770-395-4524

or

Media

Chip Swearngan, 1-678-507-0554

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank, Michael Freitag, or Averell Withers, 1-212-355-4449